REIMBURSEMENT AND INSURANCE AGREEMENT

          THIS REIMBURSEMENT AND INSURANCE AGREEMENT, dated as of December 20, 2006 is entered into by and between MBIA Insurance Corporation, a New York corporation ("Insurer"), and DELMARVA POWER & LIGHT COMPANY, a corporation duly organized under the laws of the State of Delaware and the Commonwealth of Virginia (hereinafter the "Company").

          WHEREAS, pursuant to an Indenture, dated as of November 1, 1988 (the "Indenture"), by and between the Company, and The Bank of New York, as successor trustee (the "Trustee"), as supplemented by an officers' certificate to be dated the Closing Date (the "Indenture Certificate"), the Company proposes to issue $100,000,000 aggregate principal amount of its 5.22% Notes due December 30, 2016 (the "Notes"); and

          WHEREAS, the Company has requested the Insurer to issue a financial guaranty insurance policy with respect to the Notes which insures the scheduled payments of principal of and interest on the Notes, as specified therein (such financial guaranty insurance policy, as it may be endorsed from time to time, the "Policy"); and

WHEREAS, the Company understands that the Insurer expressly requires the delivery of this Agreement as part of the consideration for the delivery by the Insurer of the Policy;
NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company and the Insurer agree as follows:
ARTICLE I DEFINITIONS; PREMIUM AND EXPENSES

          Section 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex A hereto.

          Section 1.02. Premium. In consideration of the Insurer agreeing to issue the Policy, the Company hereby agrees to pay to the Insurer (a) the Initial Premium on the Closing Date and (b) the Annual Premium on December 30, 2007 and on each anniversary thereafter. In the event that the Notes are redeemed or defeased in whole or in part prior to their stated maturity, the Company shall pay to the Insurer an additional amount equal to the sum of the present value of each of the Annual Premium payments that would have become due after the date of such redemption or defeasance in respect to the Notes so redeemed or defeased through the stated maturity date of the Notes, using the Premium Rate in effect at the time of such retirement and a discount factor equal to 5.22%. Once paid, no Premium is refundable in whole or in part for any reason (including, without limitation, in the event that the Notes are retired prior to their stated maturity). To the extent that any such payment due under this Section 1.02 is not paid when due, interest shall accrue on such unpaid amount for the period from the date that the Insurer delivers notice of nonpayment to the date of payment at a rate equal to the Effective Interest Rate and shall be payable on demand.

ARTICLE II REIMBURSEMENT OBLIGATION; REPRESENTATIONS AND COVENANTS OF THE COMPANY

          Section 2.01. Reimbursement Obligation. (a) The Company agrees to reimburse the Insurer in full in United States Dollars immediately and unconditionally upon written demand by the Insurer for all amounts paid by the Insurer under the Policy (and not recovered by the Insurer through the payment by the Company of principal or interest on the Notes after the Insurer shall have become subrogated to the rights of the holders thereof by reason of any payment under the Policy). To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

                    (b) The Company also agrees to reimburse the Insurer immediately and unconditionally upon demand for all reasonable expenses incurred by the Insurer in connection with the enforcement by the Insurer of the Company's obligations under this Agreement, the Transaction Documents and any Note, together with interest accruing at the Effective Interest Rate on any unpaid expenses from and including the date which is 30 days after the date a statement from the Insurer for such expenses is received by the Company to the date of payment.

          Section 2.02. Unconditional Obligation. The obligations of the Company hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of:

          (a)     any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Notes or the Indenture or the Indenture Certificate or any other Transaction Document;

(b) any exchange, release or nonperfection of any security interest in property securing the Notes or this Agreement or any obligations hereunder or under any other Transaction Document;

          (c)     any circumstances (other than payment of the Notes in full) which might otherwise constitute a defense available to, or discharge of, the Company under the Transaction Documents or otherwise with respect to the Notes; and

          (d)     whether or not the Company's obligations under the Transaction Documents, or the obligations represented by the Notes, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

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          Section 2.03. Negative Pledge. In consideration of the issuance of the Policy, the Company agrees that, so long as the Policy remains in effect (and the Insurer is not in default under the Policy) or any Reimbursement Obligation remains unpaid, the Company will not create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively "Liens") on any of the Company's utility properties or tangible assets now owned or hereafter acquired to secure any indebtedness (including contingent indebtedness) for borrowed money ("Secured Debt"), unless it shall simultaneously deliver to Trustee for the benefit of the Securityholders and as security for its payment obligations under the Indenture, an equal and ratable security interest in the collateral securing such indebtedness. This restriction does not apply to the Company's subsidiaries, nor will it prevent any of them from creating or permitting to exist liens on their property or assets to secure any indebtedness. In addition, this restriction does not prevent the creation or existence of:

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Liens on property or assets existing at the time of acquisition or construction of such property or assets (or created within one year after completion of such acquisition or construction), whether by purchase, merger, consolidation, amalgamation, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens for repairs, renewals, replacements substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

•	Financing of the Company's accounts receivable for electric and natural gas service;
•

Liens existing on the date hereof and described on Annex B ( including Liens on after-acquired property arising under agreements described in Annex B as such agreements are in effect on the date hereof);

•

Any extensions, renewals, refinancings, refundings or replacements (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of liens permitted by the foregoing clauses;

•

Liens, in addition to those permitted by the foregoing clauses, granted by the Company to secure Nonrecourse Indebtedness incurred after the date hereof, provided, that the aggregate amount of all indebtedness secured by such Liens shall not at any time exceed $300,000,000;

•

Other Liens, in addition to those permitted by the foregoing clauses, securing Indebtedness or arising in connection with Securitization Transactions, provided that the sum (without duplication) of all such Indebtedness, plus the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions, shall not at any time exceed $300,000,000; and

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•	The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

          In addition to the foregoing permitted issuances of secured debt, secured debt not otherwise so permitted may be issued or permitted to exist in an amount (as measured by the outstanding principal amount thereof less any unamortized issuance expense) that does not exceed 20% of total capitalization.

This restriction also will not apply to or prevent the creation or existence of leases (operating or capital) made, or existing on property acquired, in the ordinary course of business.

          Section 2.04. Reorganization; Allocation of Debt. In consideration of the issuance of the Policy, the Company agrees that, in the event of a Reorganization, unless (x) the Notes are redeemed by the Company at or prior to the time of such Reorganization or (y) otherwise consented to by the Insurer, the obligations of the Company under, and in respect of, the Notes and the Transaction Documents to which it is a party shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company holding substantially all of the transmission and distribution assets that were held by the Company prior to such Reorganization, and, subject to (x) and (y) above, the Company shall be released from its obligations under this Agreement.

Section 2.05. Representations and Warranties. The Company gives the following representations and warranties for the benefit of the Insurer:
(a) it is incorporated and validly existing under the laws of the State of Delaware and the Commonwealth of Virginia;

          (b)     it has the corporate power to enter into and perform its obligations under or with respect to the Transaction Documents to which it is a party, to carry out the transactions contemplated by the Transaction Documents to which it is a party, to own its property and assets, and to carry on its business as now conducted or contemplated;

          (c)     it has taken all necessary action to authorize the entry into and performance of its obligations under or with respect to the Transaction Documents to which it is a party and to perform obligations under them and allow them to be enforced;

(d) its obligations under the Transaction Documents to which it is a party are or (in the case of the Notes when issued) will be legal, valid and binding;

          (e)     the execution by it of the Transaction Documents to which it is a party and the carrying out of the transactions under or contemplated by them do not violate in any material respect any provision of:

(i)	its constituent documents or any law, regulation or order applicable to it; or
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(ii)	any other document or agreement which is binding upon it or its assets; and

          (f)     to the best of its knowledge and belief no action or administrative proceedings of or before any court or agency are presently current or pending or are threatened which, if adversely determined, might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents to which it is a party.

ARTICLE III EVENTS OF DEFAULT; REMEDIES
Section 3.01. Events of Default. The following events shall constitute Events of Default hereunder:

          (a)     The Company shall fail to pay to the Insurer any amount payable under Section 1.02 or 2.01 hereof and such failure shall have continued for a period in excess of ten days after receipt by the Company of written notice thereof, provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under this subsection if, as demonstrated to the reasonable satisfaction of the Insurer, the failure to pay is a failure to pay caused by an error or omission of an administrative or operational nature;

          (b)     Any material representation or warranty made by the Company hereunder or any material statement in the application for the Policy or any material report, certificate, financial statement or other instrument provided in connection with the Policy or herewith shall have been materially false at the time when made;

          (c)     The Company shall fail to perform its obligations under Section 2.03 or 2.04 hereof at the time required for performance of such obligations and, in the case of Section 2.03 hereof, such failure is not cured within 30 days after receipt by the Company of written notice from the Insurer of such failure;

          (d)     except as otherwise provided in this section 3.01, the company shall fail to perform any of its other obligations hereunder, provided that such failure continues for more than thirty (30) days after receipt by the company of written notice of such failure to perform;

          (e)     The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take action for the purpose of effecting any of the foregoing;

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          (f)     An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its property, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property; and such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) days; or

(g) An "Event of Default" shall have occurred under the Indenture.

          Section 3.02. Remedies. If an Event of Default shall occur and be continuing, then the Insurer may take whatever action at law or in equity may appear necessary or desirable, including, without limitation, giving notice to the Trustee of the occurrence of such Event of Default and legal action for the specific performance of any covenant made by the Company herein, to collect the amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement. All rights and remedies of the Insurer under this Section 3.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more of the other available remedies under this Agreement, or now or hereafter existing at law or in equity.

ARTICLE IV MISCELLANEOUS
Section 4.01. Certain Information and Notices to the Insurer. While the Policy is in effect:

          (a)     the Company shall furnish to the Insurer as soon as reasonably practicable after the filing thereof, a copy of the Form 10-Ks and Form 10-Qs of the Company or, if the Company is not required to file such reports with the Securities and Exchange Commission, a copy of any audited financial statements and annual reports prepared by the Company;

          (b)     the Company will permit the Insurer to discuss the affairs, finances and accounts of the Company with appropriate officers of the Company as reasonably requested from time to time and upon reasonable prior notice; and

          (c)     the Company shall furnish to the Insurer a copy of any notice to be given to the registered owners of the Notes, including, without limitation, notice of any redemption of or defeasance of Notes; and in the event that on the second Business Day preceding the due date of any payment in respect to principal of or interest on the Notes the Company is aware that it will fail to make such payment, the Company will provide to the Insurer written notice of such failure on such second Business Day preceding the due date.

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          Section 4.02. Parties Interested Herein. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company and the Insurer, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in this Agreement contained by and on behalf of the Company and the Insurer shall be for the sole and exclusive benefit of the Company and the Insurer.

          Section 4.03. Amendment and Waiver. Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company and the Insurer. The Company hereby agrees that upon the written request of the Trustee, the Insurer may make or consent to issue any substitute for the Policy to cure any ambiguity or formal defect or omission in the Policy which does not materially change the terms of the Policy nor adversely affect the rights of the Securityholders, and this Agreement shall apply to such substituted Policy. The Insurer agrees to deliver to the Company and to the company or companies, if any, rating the Notes, a copy of such substituted Policy.

Section 4.04. Successors and Assigns; Descriptive Headings.

          (a)     This Agreement shall bind, and the benefits thereof shall inure to, the Company and the Insurer and their respective successors and assigns; provided, that neither party hereto may transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the other party hereto. Notwithstanding the foregoing provisions of this Section 4.04(a), the Insurer shall have the right the reinsure any portion of its exposure under the Policy to third party reinsurers.

          (b)     The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

          Section 4.05. Counterparts. This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument. Complete counterparts of this Agreement shall be lodged with the Company, the Trustee and the Insurer.

          Section 4.06. Term. This Agreement shall expire upon the earlier of (i) the expiration of the Policy in accordance with the terms thereof, (ii) the date on which the Company has redeemed or defeased all of the outstanding Notes, or (iii) the repayment in full to the Insurer of any amounts due and owing to it by the Company under this Agreement or the Policy.

          Section 4.07. Exercise of Rights. No failure or delay on the part of the Insurer to exercise any right, power or privilege under this Agreement and no course of dealing between the Insurer and the Company or any other party shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude

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any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Insurer would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

          Section 4.08. Waiver. The Company waives any defense that this Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company's request and in reliance on the Company's promise to execute this Agreement.

          Section 4.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

          Section 4.10. Notices. All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may from time to time specify in writing to the other:

If to the Company:
Delmarva Power & Light Company 800 King Street P.O. Box 231 Wilmington, DE 19899 Attention: Assistant Treasurer
If to the Insurer:
MBIA Insurance Corporation 113 King Street Armonk, New York 10504 Attention: Portfolio Management Facsimile: 914-765-3163
Section 4.11. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
DELMARVA POWER & LIGHT COMPANY
By: ____________________________ Name: ____________________________ Title: ____________________________
MBIA INSURANCE CORPORATION
By: ____________________________ Name: ____________________________ Title: ____________________________
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ANNEX A
DEFINITIONS
For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meaning as set out below.
"Agreement" means this Insurance Agreement.
"Annual Premium" means an amount equal to the Premium Rate in effect on the date the premium payment is due multiplied by the principal amount of the Notes outstanding on such date.
"Closing Date" means the date on which the Notes are issued and delivered.
"Commitment" means the commitment letter dated December 18, 2006, between the Company and the Insurer with respect to the Notes and the Insurer's issuance of the Policy.
"Effective Interest Rate" means the "prime rate" announced by Citibank, N.A., from time to time, plus 1%.
"Event of Default" shall mean any of the events of default set forth in Section 3.01 of this Agreement.

          "Indebtedness" means, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations as lessee under leases that have been, in accordance with GAAP, recorded as capital leases and (iv) all obligations in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit.

"Initial Premium" means $102,500.
"Moody's" means Moody's Investors Service, Inc.

          "Nonrecourse Indebtedness" means, with respect to the Company, Indebtedness of the Company or any subsidiary of the Company secured by a Lien on the property of the Company or such subsidiary, as the case may be, the sole recourse for the payment of which is such property and where neither Pepco Holdings Inc. or any of its subsidiaries is liable for any deficiency after the application of the proceeds of such property.

"Premium" means the Initial Premium or the Annual Premium.
"Premium Rate" means (a) in the event that the Rating is "A-/A3" or higher, 0.06%, (ii) in the event that the Rating is equal to "BBB+/Baa1", 0.08%, (iii) in the event that the Rating is equal to "BBB/Baa2", 0.10%, (iv) in the event that the Rating is equal to "BBB-/Baa3", 0.14%, and (v) in the event that the Rating is "BB+/Ba1" or lower, 0.30%.

          "Rating" means, so long as the Notes are unsecured, the higher of the ratings assigned to the Company's senior unsecured long-term debt by S&P and Moody's and, if at any time the Notes are secured, the higher of the ratings assigned by S&P and Moody's to the Company's senior secured long-term debt; provided, however, that in the event that one of the ratings assigned by S&P and Moody's to the Company's senior unsecured long-term debt or senior secured long-term debt, as applicable, is lower than "Baa3/BBB-", such lower rating shall be deemed to be the "Rating".

          "Regulated Utility Company" means a corporation engaged in the distribution or transmission of electricity and which is regulated by the applicable public service commissions in all of the states which comprise its service area.

"Reimbursement Obligations" means the amounts payable by the Company to the Insurer pursuant to the provisions of Section 2.01(a) and (b) hereof.

          "Reorganization" means any reorganization of the Company, or any transfer of a substantial portion of the assets of the Company, as a result of either of which the Company ceases to be a Regulated Utility Company.

"S&P" means Standard & Poor's Ratings Service, a division of The McGraw Hill Companies.
"Secured Debt" has the meaning set forth in Section 2.03 of this Agreement.

          "Securitization Transaction" means any sale, assignment or other transfer by the Company or a subsidiary thereof of accounts receivable or other payment obligations owing to the Company or such subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

          "Securityholder" means the registered owner of any Note as indicated in the books of registry maintained by the Company or Trustee in accordance with the terms of the Indenture. The term "Securityholder" shall not include the Company or any person or entity whose obligation or obligations by agreement constitute the underlying security or source of payment for the Notes.

"Shareholder's Equity" means the amount shown as the total shareholder's equity appearing on the Company's balance sheet determined in accordance with generally accepted accounting principles.
"Total Capitalization" means Indebtedness of the Company and its consolidated subsidiaries plus the sum of (i) Shareholder's Equity and (ii) to the extent not otherwise included in Indebtedness or Shareholder's Equity, preferred and preference stock and securities of the Company and its consolidated subsidiaries included in the then most recent consolidated balance sheet of the Company and its consolidated subsidiaries in accordance with GAAP.

          "Transaction Documents" means each of the Indenture, the Notes, the Indenture Certificate, the Policy, this Agreement and any other documents and instruments delivered in connection with the issuance of the Notes.

ANNEX B
LIENS
Incurred By	Owed To	Property Encumbered	Maturity	Amount of Indebtedness
Delmarva Power & Light Company	CitiCapital (BLC)	Vehicles	Master Agreement	$15,878,698
*The amount of this lien fluctuates with the amount of accounts receivable created by this program. The amount listed is as of October 31, 2006.